Exhibit 10.1

SELECTIVE INSURANCE SUPPLEMENTAL PENSION PLAN

AMENDMENT NO. 2

THIS AMENDMENT No. 2 is made by Selective Insurance Company of America (the “Company”) to the Selective Insurance Supplemental Pension Plan, As Amended and Restated Effective as of January 1, 2005 (the “Plan”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Plan for the benefit of certain key employees of the Company and those of its affiliates which have adopted the Plan; and

WHEREAS, the Company amended the Plan by Amendment No. 1, dated March 25, 2013, to cease all future benefit accruals under the Plan effective as of March 31, 2016; and

WHEREAS, the Plan currently provides that benefits under the SERP for calendar months commencing on or after a participant’s Normal Retirement Age, as defined in the SERP, shall be permanently withheld in accordance with the suspension of benefits provisions of the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Plan”); and

WHEREAS, the Company wishes to amend the Plan, effective as of January 1, 2020, consistent with the changes contemporaneously made to the Retirement Plan, to discontinue suspension of benefits for participants who, after payment of their benefits under the Plan has commenced, are reemployed by the Company or any of its affiliates for a specific project and for a period that is not reasonably expected to last more than twelve (12) months, each as described in the offer letter made to the participant; and

WHEREAS, the Company or its delegee may amend the Plan at any time, pursuant to Section 18(a) thereof, by an instrument in writing.

NOW, THEREFORE, effective as of January 1, 2020, the Company hereby amends Section 9(c) of the Plan to read as follows:

(c) If a Member continues to perform Hours of Service after his Normal Retirement Age, Plan benefits for calendar months commencing on or after his Normal Retirement Age shall be permanently withheld in accordance with the suspension of benefits provisions of the Retirement Plan. For the avoidance of doubt, effective as of January 1, 2020, Plan benefits shall not be withheld for a Member who (i) has incurred a Separation from Service, (ii) has commenced receipt of retirement benefits under the Plan, and (iii) is subsequently reemployed by the Company or an Affiliate at any time (either before or on or after January 1, 2020) for a specific project and for a period that is not reasonably expected to last more than twelve (12) months, each as described in the offer letter made to the Member. Such benefits (y) shall be paid during the period of reemployment in the same form, in the same amounts, and at the same time(s) as the Member’s benefit payments immediately prior to the date of reemployment; and (z) shall constitute an additional benefit that is a Post-2004 Benefit.

IN WITNESS WHEREOF, this Amendment No. 2 is hereby executed on this 25th day of February, 2020.

SELECTIVE INSURANCE COMPANY OF AMERICA

By: /s/ Michael H. Lanza
Name: Michael H. Lanza
Title: Executive Vice President and General Counsel

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